Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado —
Date: February 8, 2010

Double Eagle Petroleum Extends Maturity Date on Credit Facility and Reaffirms Credit Line

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that it has signed an amended credit agreement with its lenders to extend the maturity date on its credit facility from July 31, 2010 to January 31, 2013. The new agreement reaffirms its current committed credit line of $45 million, of which the Company currently has $31 million outstanding. The Company’s borrowing base, determined from the Company’s current oil and gas reserves and using the existing bank pricing deck, is above $65 million. The rates and covenants under the amended credit agreement are consistent with the prior credit agreement. The lending group is comprised of Bank of Oklahoma and Key Bank, with Bank of Oklahoma serving as the lead.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.com